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                                                                Exhibit (a)(100)

PSFT # 65



                  PEOPLESOFT COMMENTS ON ORACLE'S REVISED OFFER



PLEASANTON, CALIF., - MAY 14, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) today commented on Oracle Corporation's (Nasdaq: ORCL) announcement that it has lowered the price of its unsolicited tender offer:

          PeopleSoft's Board previously reviewed Oracle's unsolicited offer three times, most recently at $26.00 per share. Each time the Board unanimously concluded that the offer undervalued PeopleSoft and recommended that PeopleSoft stockholders reject Oracle's offer and not tender their shares.

          Given the significant antitrust obstacles in both the United States and Europe, we do not believe Oracle's bid can be completed at any price.

          We note that Oracle has timed this announcement on the eve of our annual Leadership Conference, our most significant customer event for senior executives with more than 2,500 attendees. This is one more instance of what we firmly believe is Oracle's ongoing effort to damage our business.

          Consistent with its fiduciary responsibility, the Board will evaluate the reduced offer at a regularly scheduled board meeting later this month.



ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments or supplements) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.


CONTACTS:
Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/ewb@joelefrankcom